As filed with the Securities and Exchange Commission on June 30, 2008
Registration Nos. 033-63752, 333-11975,
333-80925, 033-70342, 333-40540, 333-88490 and 333-127414

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

Registration Statement Under
The Securities Act Of 1933

STATION CASINOS, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA	88-0136443
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification Number)

1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
(702) 495-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Station Casinos, Inc. 2005 Stock Compensation Program
Station Casinos, Inc. 1999 Stock Compensation Plan
Station Casinos, Inc. Stock Compensation Program
Station Casinos, Inc. 401(K) Plan

(Full Title of Plan)

Thomas M. Friel
1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

(702) 495-3000
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, or Agent For Service)

Copies to:
Kenneth J. Baronsky, Esq.
Milbank, Tweed, Hadley & McCloy
601 South Figueroa Street
Los Angeles, California 90017
(213) 892-4000

Explanatory Note

This Post-Effective Amendment relates to the following Registration Statements, as each may have been amended from time to time, filed on Form S-8 (collectively the “Registration Statements”):

1)                                 Registration Statement No. 033-63752, 333-11975 and 333-80925  registering 3,000,000, 3,307,000 and 4,500,000 shares of Station Casinos, Inc., a Nevada corporation (“Station”), common stock, par value $0.01 per share (“Common Stock”), respectively, in connection with the Station Casinos, Inc. Stock Compensation Program;

2)                                 Registration Statement No. 033-70342 registering 1,000,000 shares of Common Stock, in connection with the Station Casinos, Inc. 401(k) Plan;

3)                                 Registration Statement No. 333-40540 and 333-88490 registering 1,000,000 and 1,000,000 shares of Common Stock respectively, in connection with the Station Casinos, Inc. 1999 Stock Compensation Program; and

4)                                 Registration Statement No. 333-127414 registering 3,868,064 shares of Common Stock, in connection with the Station Casinos, Inc. 2005 Stock Compensation Program.

On November 7, 2007 (the “Effective Time”), Station completed its merger (the “Merger”) with FCP Acquisition Sub, a Nevada corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into Station with Station continuing as the surviving corporation.  The Merger was completed pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2007 and amended as of May 4, 2007, among Station, Fertitta Colony Partners LLC, a Nevada limited liability company (“Parent”), and Merger Sub, as amended.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than certain shares held by Parent, Merger Sub, FCP Holding, Inc., a Nevada corporation and wholly-owned subsidiary of Parent, Fertitta Partners LLC, a Nevada limited liability company, or any wholly-owned subsidiary of Station and other than shares of Common Stock held in treasury) were converted into the right to receive $90.00, without interest.

As of the Effective Time, each option to purchase shares of Common Stock granted under the incentive award or employee benefit plans of Station that was outstanding immediately prior to the Effective Time became cancelled and was converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Common Stock subject to such stock option and (y) the excess, if any, of the amount of $90.00 over the exercise price per share of Common Stock previously subject to such stock option, without interest.

In addition, as of and after the Effective Time, each share of Common Stock granted under the incentive award or employee benefit plans of Station or its subsidiaries became fully vested and entitled the holder thereof to receive $90.00 in respect of each such share of Common Stock, without interest.

As a result of the Merger, Station has terminated all offerings of shares of Common Stock pursuant to the Registration Statements.  In accordance with the undertaking made by Station in the Registration Statements to remove by means of a post-effective amendment any of its securities being registered under the Registration Statements which remain unsold at the termination of the offering, Station hereby de-registers any and all shares of Common Stock originally reserved for issuance under the plans and programs covered by the Registration Statements and registered under the Registration Statements, which remain unissued at the Effective Time.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Station Casinos, Inc., a Nevada corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this post-effective amendment to the Registration Statements and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 30th day of June, 2008.

Station Casinos, Inc., a Nevada corporation

By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statements has been signed by the following persons, in the capacities indicated, on this 30th day of June, 2008.

Signature	Title

/s/ Frank J. Fertitta III	Chairman of the Board, Chief Executive Officer
Frank J. Fertitta III	and President (Principal Executive Officer)

Vice Chairman of the Board
Lorenzo J. Fertitta

/s/ Thomas M. Friel	Executive Vice President, Chief Accounting
Thomas M. Friel	Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Thomas J. Barrack, Jr.	Director
Thomas J. Barrack, Jr.

/s/ James E. Nave	Director
James E. Nave

/s/ Jonathan H. Grunzweig	Director
Jonathan H. Grunzweig